EXHIBIT 10.10

                                      LEASE

     THIS LEASE is effective as of July 1, 2010 between HS Land & Cattle, LLC (the "Lessor") and Synergy Resources Corporation (the "Lessee").

     In consideration of the payment of the rent and the performance of the covenants and agreements by the Lessee set forth below, the Lessor does hereby lease to the Lessee the following described property:

                        20203 Highway 60, Platteville, CO

     TO HAVE AND TO HOLD the same with all the appurtenances unto the said Lessee from twelve o'clock noon on the 1st day of July, 2010, and until twelve o'clock noon on the 1st day of July, 2011, at and for a rental for the full term of $120,000, payable $10,000 each month on the 1st day of each calendar month during the term of this lease at the office of the Lessor.

     The Lessee agrees:

          1.   To pay the rent for the premises above-described.
          2. To allow the Lessor to enter upon the premises at any reasonable hour.
          3. To pay its prorata share of taxes and utilities, as determined by Lessor, with respect to the building located on said premises.
          4.   Not to sub-lease said premises without consent of Lessor.
     The Lessor agrees:
          5. To keep all sidewalks on and around the premises free and clear of ice and snow, and to keep the entire exterior premises free form all litter, dirt, debris and obstructions; to keep the premises in a clean and sanitary condition as required by the ordinances of the city and county in which the property is situate
          6. To keep the improvements upon the premises, including sewer connections, plumbing, wiring and glass in good repair, all at Lessor's expense.
     IT IS EXPRESSLY UNDERSTOOD AND AGREED BETWEEN LESSOR AND LESSEE AS FOLLOWS:
          7. No assent, express or implied, to any breach of any one or more of the agreements hereof shall be deemed or taken to be a waiver of any succeeding or other breach. Any payment by Lessee, or acceptance by Lessor, of a lesser amount than due shall be treated only as a payment on account.
          8. If, after the expiration of this lease, the Lessee shall remain in possession of the premises and continue to pay rent without a written agreement as to such possession, then such tenancy shall be regarded as a month-to-month tenancy, at a monthly rental, payable in advance, equivalent to the last month's rent paid under this lease, and subject to all the terms and conditions of this lease.
     THIS LEASE supersedes all prior agreements between the parties relating to the subject matter of this lease and shall be binding on the parties, their personal representatives, successors and assigns.


      HS LAND & CATTLE, LLC                     SYNERGY RESOURCES CORPORATION

      By /s/ William E. Scaff                   By /s/ Ed Holloway
         ------------------------------            ---------------------------
         William E. Scaff, Jr., Manager            Ed Holloway, Chief
                                                   Executive Officer